EXHIBIT 3.2.2 - Bylaws as Amended / Ratified November 7, 2011

BALTIA AIR LINES. INC.
BYLAWS

ARTICLE I
Definition and Role of Bylaws

Bylaws of Baltia Air Lines, Inc. ("Baltia", "Corporation" or "Company") are laws established, by the Company's Founder and initial shareholders ("Founders"), to govern the Corporation as to:

(i) the Corporation's purpose, philosophy and status, (ii) origin and delegation of authority, (iii) Company structure and (iv) Company policies and procedures. Except where directed otherwise by court, the Directors of the Board and the President are charged to follow and uphold the Bylaws. All persons in the employ of, or representing the Corporation, must comply with the letter and intent of the Bylaws. All Company actions and documents must be in accordance with the letter and intent of the Bylaws. No policy or procedure may contradict, circumvent, or dilute the intent of the Bylaws. The Board of Directors ("Board") is charged with the interpretation of the Bylaws. The Bylaws may be changed or amended only by the Absolute Majority Shareholder Action [FOOTNOTE 1] or by Board Action subject to prior written consent of the Company's Founder.

ARTICLE II
Corporation's Purpose and Role in Society

The Corporation exists and operates for the benefit of its shareholders, and it also has a role in the society in which it exists. Because Baltia is an airline, its purpose is to provide to the public high quality air transportation on an efficient basis in order to: (i) make profit for the shareholders and (ii) make the Corporation appreciate in value and stability over time, and (iii) contribute to the society as an economic entity.

An airline is a business, it does not exist for the fun of flying airplanes, guaranteeing jobs, or correcting social inequities. For reasons of decency and practicality, the Corporation has a stake in the well being of its employees and the society in which it operates. However, the Corporation and the profit it generates belong to the shareholders. The Corporation contributes to the society's health through its good and enduring business practices.

ARTICLE III
Foundation of Corporate Philosophy

The Corporation's Philosophy is based on: (i) Western culture, (ii) capable and responsible managers, and (iii) quality personnel in all positions. The Corporation's philosophy is non-politicized and non-religious.

(i) Western Culture. Baltia is a U.S. airline and adopts the best values from Western culture. The Corporation's philosophy is based on select principles which are common to all civilized and decent people irrespective of one's origin or religion: (a) loyalty and reliability, (b) individual respect and responsibility, (c) common sense over generalizations and customs, (d) basic decency and common good over serf-aristocrat society, (e) stewardship (caring for the fellow beings and responsible use of resources at one's disposal) over indifference, and (f) civilized attitude and attire. The Corporation details these requirements in its policy manuals, subject to the Founder's consent of such policies.

(ii) Capable and Responsible Managers. The Corporation's high standard for management is best stated as follows: "A bank does not fail because tellers made mistakes. A bank fails because of poor management". In order to prevent the perpetuity of poor managers (akin to Soviet "nomenclature"), any form of tenure which includes individual employment contracts is prohibited at Baltia. Any manager can be discharged on a moments notice without any further obligation.

(iii) High Quality Personnel at All Levels. The Founders disagree with the notion that the lower a position is on the ladder of the corporation's organizational diagram the lower the quality requirements for the persons filling those positions. The primary factor in the Corporation's success and long-term endurance depends on the quality of its employees at all levels, but especially at the front line level. The Founders mandate that the Corporation hire and retain only the highest quality personnel that its money can buy. The levels of subordination in the Corporation's organizational diagram are for controlling the organization and separating responsibilities. The Company retains only those employees it considers excellent.

ARTICLE IV
Corporate Status

1. US Flag Carrier. Notice to Foreign Investors and Lenders. Baltia Air Lines, Inc. is an airline of the United States of America. Baltia will maintain its U.S. nationality as defined in Title 49 of the United States Code, Section 401 02(a)(15) (the "Statute"), which specifies that the President and two thirds of the Board and other managing officers be U.S. citizens and that at least 75% of the outstanding voting stock be owned by U.S. citizens. The Statute is interpreted by the U.S. Department of Transportation (DOT) to mean that the airline must actually be controlled by U.S. citizens.

In order not to jeopardize Baltia's status as a U.S. flag carrier through inadvertent or unauthorized sale of securities (in private or public market), the Company's Secretary ("Secretary") is hereby authorized and directed to stop any stock transactions that would raise the percentage of foreign owned shares above 15% of the total outstanding voting stock. Unless directed otherwise by the Board in writing, no transaction may be authorized which would exceed the 15% foreign ownership limit. The Corporation's Stock Transfer Agent and Registrar ("Transfer Agent") will monitor and implement the Corporation's stock transfer limitations on foreign investment. Any inadvertent disqualifying transaction shall be null and void from the beginning. Any losses that may arise from an aborted or nullified transaction shall be borne by the investor or lender, not by the Corporation.

2. New York State Corporation. Baltia Air Lines. Inc. is a New York State Corporation.

3. Date and Form of Incorporation. Baltia Air Lines. Inc. was incorporated by Igor Dmitrowsky (the "Founder") on August 24, 1989 as a for-profit business corporation of perpetual duration under Section 402 of the Business Corporation Law of the State of New York. Articles of Incorporation authorizes the Corporation to issue shares of Common Stock at $0.0001 par value, and Preferred Stock at $0.01 par value (as amended) in numbers certified in the Articles of Incorporation. The business purpose is to engage in air transportation and related services.

4. Certificate of Incorporation. Excepting its authority to change the Corporation's principal office within the State of New York, the Board may not amend the Certificate of Incorporation, except with prior written consent of the Founder. The Certificate of Incorporation and its amendments will be in the custody of the Chairman of the Board.

5. One Class of Common Stock. The Corporation will issue no more than one class of Common Stock, and this will be the only class of stock entitled to vote. Preferred stock will not be eligible to vote.

6. Location of Corporate Offices. The principal office of the Corporation (Company Headquarters) will be in the State of New York, within such City and County as the Board will determine. The Corporation may also have additional offices at such other places within or outside the State of New York as the Board may determine.

7. Fiscal Year. The Fiscal year of the Corporation will be the same as the Calendar Year. The Fiscal year will begin at 0:01AM on January 1st and end at 12:00 PM on December 31st of each year.

ARTICLE V
Shareholder Authority

1. Shareholder Action is Supreme. Authority in the Corporation originates from its Founders and is expressed through the Bylaws and by Shareholder Action. Votes at a Shareholder Meeting or a Written Consent [FOOTNOTE 2] constitute "Shareholder Action" or "Action". Absolute Majority Shareholder Action, as qualified in these Bylaws, will override any Board Action or any Action taken by the Officers.

2. Business Requiring Shareholder Action. The following business may be accomplished by Simple Majority Shareholder Action: (i) election of the Board, (ii) issuance of additional outstanding common stock, (iii) forward and reverse splits of outstanding stock, and (iv) issuance of preferred stock. Alternatively, actions (ii) and (iv) may also be accomplished by the Board Action subject to written consent of the Founder as set out in Article Vl(ii). All other Shareholder transactions require an Absolute Majority of Shareholders.

3. Majority Rule. A majority can be either simple or absolute:

a) Simple Majority Assuming a Quorum. A Simple Majority exists where more than 50% of the shares of those present agree upon a proposed Action.

b) Absolute Majority. An Absolute Majority exists where more than 50% of the total outstanding shares agree upon a proposed Action.

4. Vote by Plurality of Shares. Every Shareholder will be entitled to one vote for every share of Common Stock registered in his name on the Record Date. [FOOTNOTE 3] Every Shareholder will be entitled to vote his shares on every issue voted at a Regular or Special Shareholders Meeting ("Shareholder Meeting" or "Meeting"). The Bylaws prohibit cumulative voting.

5. Qualification of Voters. Only persons who are listed as holders of shares on the Record Date are qualified to vote in person or by proxy. The Transfer Agent will provide to the Secretary the list of Shareholders as of 2:00 PM Eastern Standard Time on each of the following Record Dates:

a) For the purpose of determining the shareholders entitled to vote at an Annual Meeting, the Record Date will be no less than twenty days prior to the date of the Meeting.

b) For the purpose of determining the shareholders entitled to vote at a Special Meeting the Record Date will be set ten calendar days prior to the date of the Meeting.

c) The Record Date for determining the shareholders entitled to sign a Written Consent will be the date same as the date of the Written Consent.

d) If the Board declares a dividend, the Record Date for the purpose of determining shareholders entitled to receive a dividend payment will be the last date of a calendar quarter for which the dividend is declared.

6. Regular Annual Meetings. The Corporation will typically hold an Annual Shareholders Meeting on the 24th day of August (date of Incorporation), or if the 24th of August falls on a legal holiday or a weekend, then the Annual Meeting should be scheduled on the next business day. The meeting date may be scheduled on another day within a thirty day period from the date of Incorporation. The primary purpose of the Annual Meeting is to elect a Board. Other items requiring Shareholder Action may be transacted if corresponding Resolutions are proposed by the Board. An Absolute Majority may transact any business. Because these are regular Meetings, no quorum requirement is set for the Annual Meetings.

7. Special Meetings. A Special Meeting may be called when transactions requiring Shareholder Action must be handled prior to the next Annual Meeting with ten days written notice, except an Absolute Majority may call a Special Meeting without notice. Special Shareholder Meetings can be called by the Founder, the Chairman, by two or more Directors of the Board, or by an Absolute Majority. A quorum of 20% of the outstanding shares is required for the transaction of business. If a quorum is not registered prior to 9:00AM on the Meeting date, the Meeting will be canceled. If a quorum is once registered it is not broken by subsequent withdrawal of any Founders.

8. Notice of Meetings. Except when a Special Meeting is called by the Absolute Majority, each shareholder entitled to vote will be given a written Notice of a Meeting. The Notice will be titled either "Notice of the Annual Shareholder Meeting" or "Notice of a Special Shareholder Meeting" and will state the address, date and hour at which the meeting will commence. If it is a Special meeting the Notice will state the purpose for which the Meeting is called, including any proposed resolution and the persons calling the Meeting. (Annual Meetings need not state the purpose.) The Notice will have a date which will be the same as the Record Date. Notice is given when deposited in the United States mail with first class postage pre-paid, and addressed to the shareholder at his/her address as it appears on the Corporation's record of shareholders. The Transfer Agent may be delegated to process the mailing of the Notices.

9. Waiver of Notice. Notice of a Meeting need not be given to any Shareholder who signs a Waiver of Notice, whether before or after the Meeting. The attendance of any shareholder at a Meeting, in person or by proxy, will also constitute a Waiver of Notice.

10. Shareholder Proxies. Every Shareholder entitled to vote at a Shareholder Meeting may authorize another person to act for him/her by proxy. In order to transfer voting authority to another person, the shareholder must execute a proxy document in the name of that person and the proxy document must be submitted to the Secretary during registration for the Meeting. A proxy authorization will be typically for one specific Meeting and will not be made more than fifty days in advance of the Meeting. Until it is voted, the proxy can be withdrawn at the pleasure of the Shareholder. However, no proxy can be withdrawn after it has been voted.

11. Time and Place of Meetings. Meetings will open at 9:00AM. Meetings will be held at such place within the State of New York as the Board/Chairman will determine.

12. Admittance to Meetings. Only the following persons will be admitted to Shareholder Meetings: (i) shareholders (or their proxies) entitled to vote, (ii) Secretary, (iii) Chairman, (iv) members of the Board, (v) General Counsel, (vi) Transfer Agent, and (vii) persons invited by the Board or the Founder. No other persons will be admitted to Shareholder Meetings. Except for the representative(s) of the Absolute Majority, a person admitted to a Meeting who disturbs the orderly process will be warned by the Secretary, and if the Member continues the disturbance, he or she will be removed from the Meeting.

13. Procedure for Transacting Business at Meetings. The Secretary will preside over Shareholder Meetings. The Transfer Agent, if present, will assist the Secretary in the determination of voter eligibility, the tallying of shareholders and shares present, and in the determination of a Quorum (Quorum is required for Special Meetings only). Shareholders will act on proposed resolutions by voting. No debate will be conducted at Shareholder Meetings.

a) Attendee Registration. Prior to registration, the Secretary will have received from the Transfer Agent a list of Shareholders of Record and will additionally list other persons authorized to attend a Meeting. The Secretary will commence the registration at the entrance to the Meeting. During registration the Secretary will use the list to identify each attendee. The Secretary will tally the number of shares represented.

b) Opening of the Meeting. The Secretary will declare Shareholder Meetings open.

c) Chairman's Report. Following the opening of the Meeting, the Chairman will read his report (Annual or Special). Only the Chairman and/or his delegates may report to the shareholders during the Meeting.

d) Voting. Following the Chairman's report, the Secretary will start the voting. The Resolutions enumerated on the List of Resolutions for Shareholder Action will be brought to vote in listed order. The voting for Resolutions will be of the "yes" or "no" type. The Secretary will tabulate the "yes", "no" and "abstain" votes on each Resolution. If the Resolution is defeated, it may not be re-submitted. Any mistakes will be clarified before proceeding to the next Resolution or the Adjournment.

e) Adjournment. After the last Resolution is voted on, the Secretary will adjourn the Meeting.

14. List of Resolutions for Shareholder Action. Prior to a Meeting the Secretary will have prepared a List of Resolutions for Shareholder Action in accordance with items (i) through (iv) of ARTICLE V(2) Business Requiring Shareholder Action. All proposed Resolutions must be delivered to the Secretary prior to the Meeting date. No other Resolutions will be listed, unless Action is undertaken by the Absolute Majority.

a) Election of the Board is the main Shareholder Action at each Annual Meeting, and unless there is other Business Requiring Shareholder Action, Boards nominated for election will comprise the only Resolution listed. To elect the Board, shareholders will not vote for individual Directors. Each Shareholder will vote for one of the several competing complete Boards listed on the Resolution. There may be one or more competing Boards nominated by the holders of not less than 10% of the outstanding shares entitled to vote. If there is more than one Board nominated, all Boards nominated will be listed on a single Resolution, each identified on the Resolution. Each Board nomination will consist of Director candidates, one of whom will be designated as Chairman and another as Secretary. Each Director candidate of a proposed Board must meet the criteria for Director Qualification, or the entire Board nomination is invalid. Board nominations must be submitted to the Secretary the day before the commencement of the Meeting. The Board will be elected at each Annual Meeting for one year, until the next Annual Meeting. Individual Directors or the Board may be removed and replacement(s) elected by an Absolute Majority at a Special Meeting or by Written Consent.

15. Qualification of Board Directors. No person may qualify as Director who is or has been: (i) a professional in the airline industry (a pilot, a mechanic, an executive or a manager, etc.), (ii) a politician, (iii) a celebrity, (iv) a recognized person whose function is solely to enhance the roster, (v) or a financial professional. Each Director will be at least 25 years of age, except that the two Directors who serve as the Chairman and the Secretary will be at least 30 years of age.

16. Consolidation of Executive and Operating Leadership. Authority must not be dispersed. The Corporation will have one clear and effective leader designated by Shareholder Action during the Board election. The Chairman of the Board is to serve as President under the title "Chairman & President", thus concentrating in one person the executive and operating leadership. The Chairman may not delegate the functions of President to another individual, except that the Founder may remain Chairman and delegate the functions of President to another person.

17. Written Consent of Shareholders. Any Shareholder Action that can be taken by vote may be taken without a Meeting on Written Consent when signed by the Absolute Majority. Such Shareholder Action can be taken at any time. No Notice is required on Written Consent

18. Correct Shareholder Addresses. The Transfer Agent will be charged with maintaining a current list of Shareholder addresses and will attempt to locate shareholders whose addresses are no longer valid. However, the burden and responsibility for providing correct mailing address and for updating any subsequent address changes will be the responsibility of each shareholder. Address changes must be directed to the Secretary or the Transfer Agent. The Corporation is not responsible for any lost Notices or dividend payments resulting from a shareholder's failure to provide correct mailing address.

ARTICLE VI
Authority Delegated to the Board

1. The Purpose of the Board. In order to avoid the cumbersome and ineffective governing by parliamentary procedure or committee and to assure that the Company has an effective governing body, the shareholders elect a Board consisting of four qualified Directors, one of whom is designated as Chairman & President and another as Secretary.

The Directors of the Board are shareholder appointed trustees. Except for the business requiring direct shareholder authorization, the Board is empowered to make such arrangements as are necessary to run the business for the benefit of the shareholders in conformity with the Bylaws and Shareholder Actions.

2. Small Board. The Corporation shall have a small Board consisting of four Directors. There are three basic reasons for having a small Board: (i) a group larger than four to five people requires some form of parliamentary procedure to transact business, thus, defeating the very purpose for which the shareholders have elected the Board, (ii) the reliability and integrity of a Board is not enhanced by an increased number of Directors because dispersing authority among many reduces the burden of responsibility of each member, and (iii) "eagles don't fly in flocks". Shareholders entrust their business to the hands of four qualified individuals.

3. The Role of the Board in the Corporation. The Board does not actually run the business on a day-to-day basis. It oversees that the Corporation follows the Bylaws and sets the direction and norms by which the business must be conducted. Except for those Directors who are appointed by the Board to serve in management, Directors will not hold any management position in the Corporation. Formal Board Actions are reserved for significant Corporate decisions. Once the Corporate direction is established and the standards for conducting the business are set, the Directors' role will be that of shareholder watchdogs, to ensure that the Board has an ongoing first-hand exposure with the Company's business the way it is experienced by the customer. The Directors (as well as executive officers) should participate in the Company's quality monitoring and enforcement programs.

4. The Chairman 's Functions. The Chairman is the Corporation's Chief Executive Officer (CEO). The Chairman or person(s) designated by the Chairman, if any, will be the spokesperson(s) for the Corporation. The Chairman will preside over Board Meetings. The Chairman will keep in safe custody the Corporate Seal and affix the seal to such instruments as the Board may authorize. With respect to the Corporation's publicly traded securities the Chairman will delegate to the Stock Transfer Agent the processing function of the Corporation's certificates. The Chairman will keep key documents and corporate records in a proper and safe manner, but may delegate this function, in full or in part, to the Secretary.

5. The Secretary's Function. The Secretary is entrusted by shareholders to perform certain corporate administrative duties. The Secretary will preside over Shareholder Meetings and give notice of such Meetings. The Secretary will maintain shareholder records and act as liaison with the Transfer Agent for this purpose. The Secretary will attend all Board Meetings and record Board Action. The Secretary will perform such other corporate duties as may be required of the Secretary.

7. Regular Annual Board Meetings. Following each Annual Shareholder Meeting, the newly elected Board will hold a Meeting. At the Annual Board Meeting the Directors will implement Shareholder Actions and review the resolutions of the previous Board.

8. Special Board Meetings. A Special Meeting of the Board may be called by the Chairman. Special Board Meetings may be called to act on issues requiring Board approval. Board Meetings should not be called for such business that belongs in the Executive Office.

9. Time and Place of Meetings. The Board may hold its meetings at any time at the office of the Corporation or at such other place as the Chairman may designate. If unable to participate in person, Directors may participate in a Meeting over the phone.

10. No Formal Notice of Board Meetings. When calling a Board Meeting, the Chairman will notify Directors in person or over the phone. Board Meetings will be held without formal advance notice. Four or five people should not have difficulty coming together to discuss business. If anyone expects a formal invitation, then they are the wrong people for this Corporation's Board.

11. Board Action. The vote of a majority of the Directors present at the time of vote, provided a quorum of three Directors is present, constitutes Board Action. Each Director gets one vote. The Chairman and Secretary must be present at the meeting for the Board Action to be taken. If there is a tie, the Chairman will cast an additional tie-breaking vote. Any Board Action is subject to override by Shareholder Action. Except with prior written consent of the Founder, the Board is authorized (i) to issue securities (common stock, preferred stock, warrants, options, conversion), and (ii) to amend the Corporate Bylaws.

12. Procedure for Transacting Business at Meetings. The Chairman will preside over all Board Meetings. The Secretary will record the Board Action. In order to transact business efficiently, parliamentary procedure is not to be followed in Board Meetings. Instead, Directors will speak with one another like normal people. After a report by the Chairman on the issue at hand, followed by informal discussion among the Directors, the issue should be resolved by vote, the Secretary will record the decision and the Chairman will adjourn the Meeting.

Use of recording devices is prohibited at Board Meetings. Only the Directors, the General Counsel and representative(s) of the Absolute Majority, the Founder and/or his appointees may attend Board Meetings. Board discussions will be kept confidential.

13. Written Consent. Any action that may be taken at a Board Meeting by vote may be taken on Written Consent. Board Action may be taken on Written Consent when signed by a majority of the Directors, provided the Chairman is one of the signatories.

14. Informal Consultation Among Directors. The Chairman may conduct informal consultation with Directors on any business, not requiring an official Board Action in order to obtain informal consent from the Directors.

15. No Committees of the Board. Excepting an Audit Committee required by regulation, the small Board of this Corporation will form no "Board Committees". Any issue which might otherwise have been brought to a committee must be serious enough to be considered by the Board.

16. Director's Compensation. The Directors are shareholder-appointed trustees to oversee the shareholders' business. The shareholders do not expect the Directors to do their job for free, or for some obscure other reason, provided money is available to compensate Directors. Each Director may be paid quarterly for his/her service, if and as determined by the Chairman. Additionally, each Director will be paid 1/1 01h of one percent of the total amount declared in dividends, if any, (payable simultaneously with dividend disbursement). The Chairman may authorize expenses for actual attendance at each Meeting.

17. Chairman's Compensation. In addition to receiving his/her quarterly compensation as Director, the Chairman will receive annual compensation calculated as one percent of the amount remaining when the Company's outstanding debt is subtracted from the net operating profit, as of the end of the Fiscal Year.

18. Secretary's Compensation. In addition to receiving his/her quarterly compensation as Director, the Corporate Secretary may be paid an additional amount for his/her services as determined by the Chairman.

19. Director Resignation. A Director may resign at any time for any reason by giving a written notice to the Chairman. The resignation will take effect upon receipt of the notice by the Chairman and the acceptance of the resignation will not be necessary to make it effective. If the Chairman is resigning, notice will be given to the Secretary.

20. Director Removal. Any and all of the Directors may be removed on a moment's notice for any reason, or no reason, by an Absolute Majority.

21. Filling Directorship Vacancies. The Board may select a Director to fill an existing vacancy, but there is no requirement to fill Directorship vacancies between Annual Shareholder Meetings unless otherwise requested by the Absolute Majority. A Director selected to fill a vacancy will hold office for the unexpired term of his/her predecessor or until his/her removal, whichever occurs first.

22. Indemnification. Except for willful negligence or intentional criminal conduct, the Corporation will indemnify its Directors, Chairman & President, Secretary, Officers and Counsel against personal liability derived from the exercise of his or her corporate responsibilities, including shareholder and/or regulatory actions.

23. Liability Insurance. Subject to the availability of funds to pay for the insurance premium, the Corporation will carry D&O liability coverage for its Directors, Chairman & President, Secretary and Officers. Such coverage will extend for three years following the end of their service. The D&O insurance does not cover willful negligence or intentional criminal conduct.

I, Walter Kaplinsky, Secretary, affirm that the above Bylaws were ratified as amended by Board Action with prior written approval of the Company's founder on November 5, 2011.

/SIGNED/
Walter Kaplinsky
Secretary
Baltia Air Lines, Inc.

November 7, 2011

FOOTNOTES

  Article V(3)(b)): Action by more than 50% of outstanding shares constitutes Absolute Majority Shareholders Action.
  Article V(17) defines Written Consent which requires no Shareholders meeting.
  See Article V(5)(a)(b)(c )and (d).